Exhibit 99.1

Cerus Corporation Announces Full-Year and Fourth Quarter 2024 Financial Results

Full-Year and Fourth Quarter 2024 Product Revenues Increased 15% and 9%, respectively from Prior Year Periods

Fourth straight quarter of positive operating cash flows

Reiterating Full-Year 2025 Product Revenue Guidance Range of $194 – $200 million

CONCORD, CA, February 20, 2025 - Cerus Corporation (Nasdaq: CERS) today announced financial results for its full year and fourth quarter ended December 31, 2024.

Recent highlights include:

•
Total revenue for full-year 2024 and fourth quarter 2024 was comprised of (in thousands, except %):

	Three Months Ended				Twelve Months Ended
	December 31,		Change		December 31,		Change
	Unaudited				Unaudited
	2024	2023	$	%	2024	2023	$	%
Product Revenue	$ 50,809	$ 46,768	$ 4,041	9%	$ 180,270	$ 156,367	$23,903	15%
Government Contract Revenue	5,942	6,574	(632)	-10%	21,051	30,430	(9,379)	-31%
Total Revenue	$ 56,751	$ 53,342	$ 3,409	6%	$ 201,321	$ 186,797	$14,524	8%

•
The Company is reiterating its full-year 2025 annual product revenue guidance range of $194 million to $200 million, which includes $12 million to $15 million for INTERCEPT Fibrinogen Complex (IFC).

•
Continued financial execution for full year and Q4 2024:

o
Over 40% improvement in 2024 GAAP net loss attributable to Cerus Corporation to $20.9 million from $37.5 million for the previous year.
o
Achieved positive non-GAAP adjusted EBITDA of $5.7 million for 2024, outperforming against the stated objective of break-even adjusted EBITDA.
o
Generated positive operating cash flows for the fourth straight quarter of 2024 bringing year-to-date positive operating cash flows to $11.4 million, an improvement of almost $55.0 million from 2023.

“Our exceptional fourth quarter performance capped a year of significant growth for Cerus, positioning us well for 2025 and beyond. INTERCEPT double-digit product revenue growth in 2024 reflects the continued momentum of our platelets business and rising clinical demand for our IFC product, underscoring the expanding impact of our pathogen inactivation technology in transfusion medicine,” stated William “Obi” Greenman, Cerus’ president and chief executive officer.

“Beyond our top-line growth, we delivered robust financial results, narrowing our GAAP net loss and achieving our communicated target of positive non-GAAP adjusted EBITDA for 2024 - key metrics we remain committed to improving. After achieving positive adjusted EBITDA in 2024 and projecting growth based on our 2025 product revenue guidance, we anticipate leveraging the inherent strengths of our business for continued financial improvement. With a multi-billion dollar total addressable market for existing approved products, enduring customer trust and a first-mover advantage, we believe we are setting new standards in blood safety and are well-positioned for continued success.”

Revenue

Product revenue for the full year 2024 was $180.3 million, up $23.9 million from the prior year, representing 15% growth. IFC product revenue for full-year 2024 was $9.2 million, up from $6.5 million from the prior year, representing 42% growth. Product revenue for the fourth quarter of 2024 was $50.8 million, compared to $46.8 million for the prior year period. This year-over-year increase of 9% was driven primarily by growth in the Company’s platelets business, in both EMEA and North America. Fourth quarter product revenue included sales of IFC, which were $3.0 million, up from $2.3 million during the prior year period.

Government contract revenue for the full year 2024 was $21.1 million, compared to $30.4 million for the prior year. Fourth quarter 2024 government contract revenue was $5.9 million, compared to $6.6 million during the prior year period. The Company’s government contract revenue was comprised of funding associated with research and development (R&D) activities related to the INTERCEPT Blood System for RBCs as well as efforts related to the development of next-generation pathogen reduction technology to treat whole blood and development of a lyophilized IFC. Reported government contract revenue during the fourth quarter of 2024 decreased versus the prior year period, primarily due to completion of the U.S. Phase 3 ReCePI clinical trial for INTERCEPT RBCs.

Product Gross Profit & Margin

Full-year 2024 product gross profit was $99.5 million, compared to $86.4 million for the prior year. Product gross margin for the full year 2024 was relatively stable year-over-year at 55.2% compared to 55.3% for the prior year.

Product gross profit for the fourth quarter of 2024 was $27.4 million, increasing by over 5% over the prior year period. Product gross margin for the fourth quarter of 2024 was 53.9%, compared to 55.5% for the prior year period. Product gross margin for the fourth quarter of 2024 decreased versus the prior period, primarily driven by the strengthening U.S. dollar and elevated freight costs driven by measures taken to serve the growing demand for our products in the U.S.

Operating Expenses

Total operating expenses for the year declined over 8% from 2023 levels and were $134.8 million in 2024 compared to $146.9 million in the prior year. The decrease in operating expenses for the year are attributable to the impact of the Company’s 2023 restructuring program, the successful completion and outcome of the ReCePI Phase 3 clinical trial for the red blood cell program offset by higher costs for the company’s next generation illumination device and the increase in enrollment at sites supporting the RedeS Phase 3 clinical trial for red blood cells. For the fourth quarter of 2024, total operating expenses were $34.8 million, compared to $31.6 million for the same period of the prior year, reflecting an increase of 10%.

R&D expenses for the full year 2024 were down 13% to $58.9 million from $67.6 million in the prior year. For the fourth quarter of 2024, R&D expenses were $15.4 million, compared to $14.3 million for the prior year period. The increase in R&D expenses was related to RedeS site ramp enrollment, activities covered under the new U.S. Biomedical Advanced Research and Development Authority (BARDA) contract and submission for CE Mark approval for the Company’s next generation illuminator.

Full-year 2024 SG&A expenses were $75.9 million compared to $75.5 million for the prior year. SG&A expenses for the fourth quarter of 2024 were $19.3 million, compared to $17.3 million for the prior year period. The primary reason for the increase in SG&A expenses was non-cash stock-based compensation, offset by the impact of the Company’s 2023 restructuring. The Company expects to continue seeing significant leverage in SG&A expenses with costs rising modestly relative to the expected revenue growth.

Net Loss Attributable to Cerus Corporation

Net loss attributable to Cerus Corporation for full-year 2024 was $20.9 million, compared to a net loss attributable to Cerus Corporation of $37.5 million for full-year 2023. Net loss attributable to Cerus Corporation for the fourth quarter of 2024 was $2.5 million, or $0.01 per basic and diluted share, compared to a net loss attributable to Cerus Corporation of $1.3 million, or $0.01 per basic and diluted share, for the fourth quarter of 2023.

Non-GAAP Adjusted EBITDA

Importantly, the Company not only outperformed on the top-line but also achieved its other stated 2024 goal of reaching positive non-GAAP adjusted EBITDA, which was a positive $5.7 million for the full-year 2024, compared to a loss of $10.7 million for the full-year 2023. Non-GAAP adjusted EBITDA for the fourth quarter of 2024 was $3.3 million, compared to $4.7 million for the fourth quarter of 2023. The Company expects improvements to GAAP net loss attributable to Cerus Corporation for the full-year 2025 and to maintain a positive non-GAAP adjusted EBITDA for the full-year 2025. For additional information, please see definitions and the reconciliation of this non-GAAP measure to net loss attributable to Cerus Corporation accompanying this release.

Balance Sheet & Cash Flows

At December 31, 2024, the Company had cash and cash equivalents and short-term investments of $80.5 million, compared to $75.6 million at September 30, 2024, and $65.9 million at December 31, 2023.

As of December 31, 2024, the Company had $65.0 million outstanding on its term loan and $19.3 million drawn on its revolving credit facility. The Company’s revolving line of credit allows for an additional $15.7 million as of December 31, 2024, which is dependent on eligible assets supporting the borrowing base.

For full-year 2024, the Company generated positive operating cash flows of $11.4 million compared to cash used from operations during 2023 of $43.2 million, an improvement of almost $55.0 million. Similarly, for the fourth quarter of 2024, the Company generated positive cash flows of $4.9 million from operations compared to cash used in operations of $15.2 million during the prior year period.

Reiterating 2025 Product Revenue Guidance

The Company expects full-year 2025 product revenue will be in the range of $194 million to $200 million, reflecting 8% to 11% growth from 2024. Included in this range is full-year 2025 IFC revenue guidance between $12 million to $15 million. Product revenue growth is expected to be fueled by continued penetration with U.S. platelet customers, geographic expansion of the INTERCEPT platelet business as well as increasing uptake of IFC in the U.S.

Quarterly Conference Call

The Company will host a conference call at 4:30 P.M. EST this afternoon, during which management will discuss the Company’s financial results and provide a general business overview and outlook. To listen to the live webcast, please visit the Investor Relations page of the Cerus website at http://www.cerus.com/ir.

A replay will be available on Cerus’ website approximately three hours after the call through March 6, 2025.

ABOUT CERUS

Cerus Corporation is dedicated solely to safeguarding the world’s blood supply and aims to become the preeminent global blood products company. Headquartered in Concord, California, the Company develops and supplies vital technologies and pathogen-protected blood components to blood centers, hospitals, and ultimately patients who rely on safe blood. The INTERCEPT Blood System for platelets and plasma is available globally and remains the only pathogen reduction system with both CE mark and FDA approval for these two blood components. In the U.S., the INTERCEPT Blood System for Cryoprecipitation is approved for the production of Pathogen Reduced Cryoprecipitated Fibrinogen Complex (commonly referred to as INTERCEPT Fibrinogen Complex), a therapeutic product for the treatment and control of bleeding, including massive hemorrhage, associated with fibrinogen deficiency. The INTERCEPT Blood System for RBCs is in late-stage clinical development. For more information about Cerus, visit www.cerus.com and follow us on LinkedIn.

INTERCEPT and the INTERCEPT Blood System are trademarks of Cerus Corporation.

Forward- Looking Statements

Except for the historical statements contained herein, this press release contains forward-looking statements concerning Cerus’ products, prospects and expected results, including statements relating to: Cerus’ 2025 annual product revenue guidance and related projected growth; Cerus’ belief that it is setting new standards in blood safety and is well-positioned for continued success; Cerus’ market opportunity, including its estimated total addressable market; Cerus’ expectation for continued financial improvement; Cerus’ expectation to continue seeing significant leverage in SG&A expenses with costs rising modestly relative to the expected revenue growth; Cerus’ expectations for improvements to GAAP net loss attributable to Cerus Corporation for the full-year 2025 and that it will maintain a positive non-GAAP adjusted EBITDA for the full-year 2025; Cerus continuing to have access to $15.7 million under its revolving line of credit; and other statements that are not historical fact. Actual results could differ materially from these forward-looking statements as a result of certain factors, including, without limitation: risks associated with the commercialization and market acceptance of, and customer demand for, the INTERCEPT Blood System, including the risks that Cerus may not (a) meet its 2025 annual product revenue guidance, (b) effectively continue to launch and commercialize the INTERCEPT Blood System for Cryoprecipitation, (c) grow sales globally, including in its U.S. and European markets, and/or realize expected revenue contribution resulting from its U.S. and European market agreements, (d) realize meaningful and/or increasing revenue contributions from U.S. customers in the near term or at all, particularly since Cerus cannot guarantee the volume or timing of commercial purchases, if any, that its U.S. customers may make under Cerus’ commercial agreements with these customers, (e) effectively expand its commercialization activities into additional geographies and/or (f) realize any revenue contribution from new product offerings, including extended shelf life platelet processing sets, or its pipeline product candidates, whether due to Cerus’ inability to obtain regulatory approval of its pipeline programs, or otherwise; risks associated with macroeconomic developments, including ongoing military conflict in Ukraine, new or increased tariffs and escalating trade tensions and the resulting global economic and financial disruptions, and the current and potential future negative impacts to Cerus’ business operations and financial results; risks associated with Cerus’ lack of longer-term commercialization experience with the INTERCEPT Blood System for Cryoprecipitation and in the United States generally, and its ability to maintain an effective and qualified U.S.-based commercial organization, as well as the resulting uncertainty of its ability to achieve market acceptance of and otherwise successfully commercialize the INTERCEPT Blood System in the United States, including as a result of licensure requirements that must be satisfied by U.S. customers prior to their engaging in interstate transport of blood components processed using the INTERCEPT Blood System; risks related to the highly concentrated market for the INTERCEPT Blood System; risks related to how any future platelet additive solution (PAS) supply disruption could affect INTERCEPT’s acceptance in the marketplace; risks related to how any future PAS supply disruption might affect current commercial contracts; risks related to Cerus’ ability to demonstrate to the transfusion medicine community and other health care constituencies that pathogen reduction, including IFC for the treatment and control of bleeding, and the INTERCEPT Blood System is safe, effective and economical; risks related to the uncertain and time-consuming development and regulatory process, including the risks that (a) Cerus may be unable to comply with the FDA’s post-approval requirements for the INTERCEPT Blood System, including by successfully completing required post-approval studies, which could result in a loss of U.S. marketing approval(s) for the INTERCEPT Blood System, (b) any changes to the INTERCEPT platelet processing sets may require additional aging and stability data in order to satisfy regulators and maintain historical label claims; (c) additional manufacturing site Biologics License Applications necessary for Cerus to more broadly distribute the INTERCEPT Blood System for Cryoprecipitation may not be obtained in a timely manner or at all, and (d) Cerus may be unable to obtain the requisite regulatory approvals to advance its pipeline programs, including its new LED illuminator in Europe, and bring them to market in a timely manner or at all; risks related to product safety, including the risk that the septic platelet transfusions may not be avoidable with the INTERCEPT Blood System; risks related to adverse market and economic conditions, including continued or more severe adverse fluctuations in foreign exchange rates and/or continued or more severe weakening in economic conditions resulting from military conflicts, rising interest rates, inflation, new or increased tariffs and escalating trade tensions or otherwise in the markets where Cerus currently sells and is anticipated to sell its products; the fact that Cerus’ estimated total addressable market is subject to inherent challenges and uncertainties; Cerus’ reliance on third parties to market, sell, distribute and maintain its products; Cerus’ ability to maintain an effective, secure manufacturing supply chain, including the risks that (a) Cerus’ supply chain could be negatively impacted as a result of the evolving impact of macroeconomic developments, including the ongoing military conflict in Ukraine, rising interest rates, inflation, and new or increased tariffs and escalating trade tensions; (b) Cerus’ manufacturers could be unable to comply with extensive FDA and foreign regulatory agency requirements, and (c) Cerus may be unable to maintain its primary kit manufacturing agreement and its other supply agreements with its third party suppliers; Cerus’ ability to identify and obtain additional partners to manufacture the INTERCEPT Blood System for Cryoprecipitation; risks associated with Cerus’ ability to access additional funds under its credit facility and to meet its debt service obligations, and its need for additional funding; the impact of legislative or regulatory healthcare reforms that may make it more difficult and costly for Cerus to produce, market and distribute its products; risks related to future opportunities and plans, including the uncertainty of Cerus’ future capital requirements and its future revenues and other financial performance and results, including as it relates to Cerus’ 2025 annual product revenue guidance and its expectations for full-year 2025 GAAP net loss attributable to Cerus Corporation and non-GAAP adjusted EBITDA; as well as other risks detailed in Cerus’ filings with the Securities and Exchange Commission, including under the heading “Risk Factors” in Cerus’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, filed with the SEC on October 31, 2024. Cerus disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release.

Use of Non-GAAP Financial Measures

We define adjusted EBITDA as net loss attributable to Cerus Corporation as reported on the consolidated statement of operations, as adjusted to exclude, as applicable for the reporting period(s) presented, (i) net loss attributable to noncontrolling interest, (ii) provision for income taxes, (iii) foreign exchange (loss)/gain, (iv) interest income (expense), (v) other income (expense), net, (vi) depreciation and amortization, (vii) share-based compensation, (viii) goodwill and asset impairments, (ix) costs associated with our noncontrolling interest in our joint venture in China, (x) revenue and direct costs associated with our government contracts and (xi) restructuring charges. We are presenting this non-GAAP financial measure to assist investors in assessing our operating results. Management believes this non-GAAP information is useful for investors, when considered in conjunction with Cerus’ GAAP financial statements, because management uses such information internally for its operating, budgeting and financial planning purposes.

Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of Cerus’ operating results as reported under GAAP. This non-GAAP financial measure should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. This non-GAAP financial measure is not necessarily comparable to similarly-titled measures presented by other companies.

Investors should note that Cerus has not provided a reconciliation of anticipated positive non-GAAP adjusted EBITDA for the year ending December 31, 2025 to projected GAAP net loss attributable to Cerus Corporation for the year ending December 31, 2025 because certain items such as share-based compensation that are components of GAAP net loss attributable to Cerus Corporation cannot be reasonably projected due to the significant impact of changes in Cerus’ stock price and other factors. These components of GAAP net loss attributable to Cerus Corporation could significantly impact the reported GAAP net loss attributable to Cerus Corporation.

Contact:

Noopur Liffick

NBL LifeSci Advisory

925-298-2338

Supplemental Tables

	Three Months Ended	Twelve Months Ended
	December 31,	December 31,
	2024 vs. 2023	2024 vs. 2023
Platelet Kit Growth
North America	2%	17%
International	23%	7%
Worldwide	7%	14%

Change in Calculated Number of Treatable Platelet Doses
North America	3%	20%
International	22%	8%
Worldwide	9%	16%

* Dose treatable calculation based on the number of kits sold and the product configuration (single, double, and triple dose kits)

Cerus Corporation

REVENUE BY REGION

(in thousands, except percentages)

	Three Months Ended				Twelve Months Ended
	December 31,		Change		December 31,		Change
	Unaudited				Unaudited
	2024	2023	$	%	2024	2023	$	%
North America	$ 34,011	$ 32,110	$ 1,901	6%	$ 121,794	$ 99,187	$ 22,607	23%
Europe, Middle East and Africa	16,081	13,833	2,248	16%	56,327	55,008	1,319	2%
Other	717	825	(108)	-13%	2,149	2,172	(23)	-1%
Total product revenue	$ 50,809	$ 46,768	$ 4,041	9%	$ 180,270	$ 156,367	$ 23,903	15%

CERUS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	Unaudited		Unaudited
	2024	2023	2024	2023
Product revenue	$ 50,809	$ 46,768	$ 180,270	$ 156,367
Cost of product revenue	23,424	20,809	80,748	69,967
Gross profit on product revenue	27,385	25,959	99,522	86,400
Government contract revenue	5,942	6,574	21,051	30,430
Operating expenses:
Research and development	15,443	14,288	58,907	67,639
Selling, general and administrative	19,333	17,269	75,891	75,516
Restructuring	-	-	-	3,728
Total operating expenses	34,776	31,557	134,798	146,883
(Loss) Gain from operations	(1,449)	976	(14,225)	(30,053)
Total non-operating expense, net	(1,002)	(2,293)	(6,531)	(7,269)
Loss before income taxes	(2,451)	(1,317)	(20,756)	(37,322)
Provision for income taxes	111	72	205	325
Net loss	(2,562)	(1,389)	(20,961)	(37,647)
Net loss attributable to noncontrolling interest	(41)	(61)	(43)	(158)
Net loss attributable to Cerus Corporation	$ (2,521)	$ (1,328)	$ (20,918)	$ (37,489)
Net loss per share attributable to Cerus Corporation:
Basic and diluted	$ (0.01)	$ (0.01)	$ (0.11)	$ (0.21)
Weighted average shares outstanding:
Basic and diluted	185,734	181,216	184,563	180,270

Cerus Corporation

Condensed Consolidated Balance Sheets

(in thousands)

	December 31,	December 31,
	2024	2023
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$ 20,266	$ 11,647
Short-term investments	60,186	54,205
Accounts receivable, net	29,777	35,500
Current inventories	38,150	39,868
Prepaid and other current assets	3,643	3,221
Total current assets	152,022	144,441
Non-current assets:
Property and equipment, net	7,154	8,640
Operating lease right-of-use assets	8,384	10,713
Goodwill	1,316	1,316
Non-current inventories	14,145	19,501
Other assets and restricted cash	17,896	13,137
Total assets	$ 200,917	$ 197,748

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$ 40,638	$ 43,067
Debt – current	19,297	20,000
Operating lease liabilities – current	2,275	2,452
Deferred revenue – current	1,398	2,002
Total current liabilities	63,608	67,521
Non-current liabilities:
Debt – non-current	64,862	59,796
Operating lease liabilities – non-current	11,663	13,751
Other non-current liabilities	3,888	3,236
Total liabilities	144,021	144,304
Stockholders' equity:	56,145	52,650
Noncontrolling interest	751	794
Total liabilities and stockholders' equity	$ 200,917	$ 197,748

CERUS CORPORATION

UNAUDITED RECONCILIATION OF NON-GAAP ADJUSTED EBITDA

(in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2024	2023	2024	2023
Net loss attributable to Cerus Corporation	$ (2,521)	$ (1,328)	$ (20,918)	$ (37,489)

Adjustments to net loss attributable to Cerus Corporation:
Net loss attributable to noncontrolling interest	(41)	(61)	(43)	(158)
Provision for income taxes	111	72	205	325
Total non-operating expense, net (i)	1,002	2,293	6,531	7,269
(Loss) income from operations	(1,449)	976	(14,225)	(30,053)

Adjustments to (loss) income from operations:
Operating depreciation and amortization	1,104	1,221	4,568	4,534
Government contract revenue (ii)	(5,942)	(6,574)	(21,051)	(30,430)
Direct expenses attributable to government contracts (iii)	3,975	4,093	13,488	20,893
Share-based compensation (iv)	5,504	4,903	22,867	20,271
Costs attributable to noncontrolling interest (v)	82	124	85	334
Restructuring (vi)	-	-	-	3,728
Non-GAAP adjusted EBITDA	$ 3,274	$ 4,743	$ 5,732	$ (10,723)

i.
Includes interest income/expense and foreign exchange gains/losses.

ii.
Represents revenue related to the cost reimbursement provisions under our government contracts.

iii.
Represents the direct expenses attributable to work supporting government contracts, which are reimbursed and reflected under government contract revenue in the condensed consolidated statement of operations.

iv.
Represents non-cash stock-based compensation.

v.
Represents costs associated with the noncontrolling interest in Cerus Zhongbaokang (Shandong) Biomedical Co., LTD.

vi.
Represents costs associated with the Company’s restructuring plan implemented in June 2023.